Exhibit 99.7

                                 RAYMOND JAMES
                                 -------------





Board of Directors of MK Resources Company
c/o MK Resources Company
60 East South Temple, Suite 1225
Salt Lake City, Utah  84111
USA

We consent to the references to our name in, and the inclusion of our fairness opinion dated May 2, 2005 and our confirmation letter dated May 20, 2005 as Appendices C and D, respectively, of the Proxy Statement / Prospectus constituting part of the Registration Statement on Form S-4 of Leucadia National Corporation.


RAYMOND JAMES LTD.

/s/ John M. Murphy

Vancouver, British Columbia
June 13, 2005



                               Raymond James Ltd.
         Suite 2200 - 925 West Georgia Street, Vancouver, B.C., V6C 3L2
                       o 604 659 8200 o 604 659 8399 Fax
--------------------------------------------------------------------------------
                   Member of Canadian Investor Protection Fund